Exhibit 99.1

CONTACT:
Scott Carlock
Chief Financial Officer
(857) 415-5020

FOR IMMEDIATE RELEASE

Così, Inc. Announces Changes to Its Board of Directors

BOSTON, MA, December 29, 2014 -- Così, Inc. (NASDAQ: COSI), the fast casual restaurant company, today announced the appointment of David Lloyd to the Company’s Board of Directors, effective January 1, 2015.  The appointment comes as a result of Michael O’Donnell’s decision to step down from his position as a director of the Board as of that date. Mr. O’Donnell has been a member of Così’s Board of Directors since March 2006 and has served as the Chairman of the Audit Committee since March 2010.

“On behalf of the Board of Directors, the stockholders and all of the Company’s constituents, I would like to thank Mr. O’Donnell for his immeasurable contributions to the Company,” stated Mark Demilio, Chairman of the Board of Directors.  “Mike’s expertise and business acumen have been vital to the Company during his many years of service on the Board.”

“It is with mixed feelings that I depart from the Board of Così,” commented Mr. O’Donnell.  “However, after more than 8 years on the Board and with my other commitments, I feel it is time for me to step down.  I also feel that the time is right in that I believe the Company is on solid footing and heading in the right direction given the completion of the recent Rights Offering by the Company, R.J. Dourney’s leadership and a highly qualified and capable replacement in David Lloyd.”

Mr. Lloyd is currently an independent restaurant domain expert with Highland Consumer Fund, which specializes in retail, restaurant and food services and consumer product investment opportunities in growth-focused companies with proven business models.  From 2005 through 2009, he served as President and CFO, and from 2009 through 2013, he served as President and CEO of Bertucci’s Restaurant Corporation.  Prior to that time, Mr. Lloyd spent 4 years as the Chief Financial Officer of Taco Bueno Restaurants and prior to that time spent 6 years as the Chief Financial Officer of Taco Cabana.

“We are very excited to have David join us,” said R.J. Dourney, Così’s President and Chief Executive Officer.  “As a veteran CFO in several different restaurant companies, a past CEO and a nationally recognized consultant in the industry, he brings a tremendous amount of background and experience that will prove invaluable to Così as we continue to move the Company forward and become a successful national fast casual brand.  At the same time, I would like to add my sincere appreciation to Michael O’Donnell for his dedication and commitment to Così throughout his time as a member of the Board.”

Mr. Lloyd will serve as Chairman of the Audit Committee of the Board.

About Così, Inc.
Così® (http://www.getcosi.com) is a national fast casual restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open-flame stone-hearth ovens prominently located in each of the restaurants. Così's warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 63 Company-owned and 48 franchise restaurants operating in sixteen states, the District of Columbia, Costa Rica and the United Arab Emirates. The Così® vision is to become America's favorite fast casual restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Così® menu features Così® sandwiches, freshly-tossed salads, bowls, breakfast wraps, melts, soups, Squagels®, flatbread pizzas, S'mores, snacks and other desserts, and a wide range of coffee and coffee-based drinks and other specialty beverages. Così® restaurants are designed to be a welcoming and comfortable environment. Così's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

"Così," "(Sun & Moon Design)" and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2014 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws.  Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the results being reported in this release are unaudited and subject to change; the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, "mad cow disease" and avian influenza or "bird flu"; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees' ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Furtherinformation regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.